EXHIBIT 99.3

DELTA SAYS US AIRWAYS PROPOSAL INFERIOR IN VALUE, STRUCTURALLY
FLAWED AND CANNOT BE EXECUTED AS CLAIMED

ATLANTA, GA December 19, 2006 - Delta Air Lines (“Delta”) (Other OTC: DALRQ) today outlined key reasons why its Board of Directors rejected the unsolicited merger proposal made by US Airways on November 15, 2006 (the “US Airways proposal”) and concluded that the Company’s standalone Plan of Reorganization (the “Plan”) will provide creditors with superior value as well as a faster recovery and much greater certainty of execution.

After a thorough analysis, the Board concluded that the US Airways proposal of $8.4 billion will result in substantially inferior value for creditors compared with Delta’s standalone Plan, which is estimated by Delta’s financial adviser, The Blackstone Group, to have a consolidated equity value for the Company of approximately $9.4 billion to $12.0 billion. The Plan is discussed in a separate announcement issued today.

Further, the Board determined that the US Airways proposal is structurally flawed, because it:

•	Has an unacceptably high risk of not achieving antitrust clearance because the US Airways proposal would harm consumers and communities;
•	Has overwhelming labor issues precluding attainment of claimed synergies;
•	Depends on achieving “synergies” that are premised on faulty economic assumptions;
•	Saddles the company with a precariously high debt load;
•	Would reverse Delta’s progress and erode the value of the Delta brand; and
•
Would expose Delta to merger-related risks. US Airways continues to experience significant integration problems and has not completed its prior, much smaller merger with America West; it is not equipped to simultaneously integrate a substantially larger company.

Delta Chief Executive Officer Jerry Grinstein said, “Delta today is moving forward with a plan designed to provide significant value to our creditors as well as customers, employees and other key stakeholders on a timely basis. By contrast, the US Airways proposal provides inferior value to our standalone plan, is structurally flawed, and raises overwhelming regulatory and labor issues that - after a lengthy delay - are likely to prevent the proposed merger from being completed. For these reasons, Delta’s Board of Directors has unanimously rejected the proposed transaction. Instead, we will continue to focus on creating value by building an airline that combines a right-sized domestic network and a profitable and expanding international presence with an best-in-class network cost structure and a strong balance sheet.”

The US Airways proposal is not in the best interest of Delta’s creditors and other stakeholders because:

The proposal is not likely to be cleared by the Department of Justice (“DOJ”) because it would hurt consumers and communities. The proposed merger would substantially reduce competition because US Airways and Delta have an extremely high percentage of overlapping routes and hubs. This creates major antitrust concerns and regulatory obstacles that would, at the very least, delay closing of this transaction for a considerable period and likely prevent the transaction from closing at all. A detailed analysis of the antitrust problems relating to the US Airways proposal is contained in a presentation that Delta will be filing today with the Securities and Exchange Commission on Form 8-K and posted on Delta.com/restructure.

Among other things, the merger would create approximately 2,000 city pairs - the relevant measure for DOJ analysis - where the combined airline would have a monopoly passenger share position of over 90%. The proposal would result in over 9,500 city pairs with reductions in competition that create a presumption of market power under DOJ merger guidelines. Delta believes consumers have valid reason for concern, as pricing has gone up, not down, on approximately 6,600 US Airways routes following its merger with America West.

The proposal would also reduce service for Charlotte, Atlanta, Pittsburgh, Salt Lake City, and New York-JFK, among others. In 127 small communities throughout the nation, the merged company would be the dominant or monopoly carrier, a situation likely to result in increased fares. According to Delta’s analysis, attempts to portray low-cost carriers as the cure-all to this concentration of market power are flawed because low-cost carriers have no presence in, and are unlikely to enter, more than 110 U.S. cities where the combined carrier would be the dominant carrier. In addition, the economics in those markets do not match those of other markets low-cost carriers have chosen to enter.

Delta Chief Operating Officer Jim Whitehurst said, “A decrease in service, which is so central to the economics of the US Airways proposal, would have a profound impact. In many small communities that Delta or US Airways serve today, this transaction would result in less service and higher fares. For every market where US Airways lowered fares over the past year, it has increased fares in almost four other markets. Since its merger with America West, US Airways has raised fares more than its competitors have, with US Airways fares increased nearly two times that of other network carriers.”

Overwhelming labor issues would scuttle the proposed transaction. Delta’s employees are voicing their strong opposition to this proposed transaction, and expressing their strong support for Delta’s standalone plan.

The Delta unit of the Air Line Pilots Association (“ALPA”), the union representing Delta’s more than 6,000 pilots, has stated its view that the US Airways proposal would violate the pilots’ collective bargaining agreement. ALPA has publicly said - and Delta agrees - that provisions in the Delta-ALPA contract would prohibit the combined company from implementing the capacity reductions that are the economic foundation of the proposed transaction. Among other things, the contract would prohibit the reduction of scheduled pilot block hours operated by Delta pilots below pre-merger levels, which would make it impossible for the combined company to reduce capacity by 10%. ALPA and Delta also agree that the contract would prohibit the combined company from paying the pilots not to fly. In addition, that and other restrictive provisions of the Delta-ALPA contract would remain in effect for a far greater period of time than presumed by US Airways.

The proposal’s projected network and cost “synergies” are based on deeply flawed economic assumptions. Delta’s analysis demonstrates that US Airways’ claimed $1.65 billion in synergies and financial benefits from the proposed merger are significantly overstated. US Airways has ignored major negative synergies - “dis-synergies” -- that previous transactions have proven will occur.

The issues resulting from US Airways’ stated need to reduce the network by 10% for the economics of its proposal to work are likely insurmountable, including the loss of approximately 10,000 mainline jobs, 80 mainline aircraft, and nearly 100 regional aircraft.

These measures would trigger significant dis-synergies in the form of higher labor costs and creditor claims that would offset any savings. Merger-related fleet and facility rejections would create incremental bankruptcy claims of more than $1 billion and delay the company’s emergence from Chapter 11 well into 2008 or beyond. Additionally, one-time costs would exceed $1 billion.

Moreover, US Airways apparently has included in its estimates very substantial cost savings that Delta has already achieved.

Delta Executive Vice President and Chief Financial Officer Edward Bastian commented, “We do not believe this proposal will create the most profitable network carrier with the lowest labor costs as US Airways claims. Labor integration and fleet complexity alone would substantially increase costs. The proposal overestimates synergies while downplaying the impact of trying to achieve them at the expense of our people, the traveling public, and the communities we serve.”

The combined company would be saddled with a precariously high total debt load in a fragile industry. Delta’s analysis confirmed that the proposal would result in approximately $23 billion in total debt for the combined entity - versus approximately $10 billion in total debt for a standalone Delta when the Company emerges from Chapter 11.

“If our industry has learned anything, it is that having a precariously high level of debt on the balance sheet is not the way to prudently run an airline, and that dealing with a huge debt burden usually leads to poor employee relations and an inferior product for customers. One thing is certain: while US Airways claimed synergies are illusory and transient, the debt is not,” Bastian said.

US Airways’ domestic-focused strategy and de-emphasis of premium service would reverse Delta’s progress and greatly dilute the value of its brand. US Airways’ domestic-focused strategy, which is designed to generate profits in the short term by reducing capacity in existing markets and de-emphasizing the quality of the service offering, is short-sighted and not in the best long-term interest of Delta’s customers and the communities it serves. Delta continues to focus on its plan to pursue new international market and revenue opportunities from the solid base of its right-sized domestic network, an appropriate cost structure, and high levels of customer service.

The quality of Delta’s service would suffer if the US Airways proposal were to go forward. A J.D. Power and Associates survey in 2006 indicated that service has suffered across the merged US Airways. In that survey, US Airways ranked last in aircraft condition and flight crew, and next to last in reservations, boarding/deplaning/baggage, and in-flight service, and third from last in customer service. Delta, by contrast, remains at or near the top among network carriers in every significant category, delivering on its commitment to quality customer service.

US Airways continues to experience significant integration problems and has not completed its prior, smaller merger. It is not equipped to simultaneously integrate a substantially larger company. The most recent US Airways Form 10-Q filing contains several examples of problems in the integration of US Airways and America West, including the following statements by US Airways:

•
“We have encountered complications and difficulties in integrating some of the Company’s automated systems and have not completed those integration efforts, including efforts to combine our two computerized airline reservation systems...”

•
“(HP[America West]/US) face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner and retaining key Company personnel. The integration has been and will continue to be costly, complex and time consuming and management will continue to devote substantial effort to that integration and may have its attention diverted from ongoing operational matters or other strategic opportunities...”

•
“Some of our unions have brought grievance arbitrations in the context of the labor integration process. Unions may bring additional court actions or grievance arbitrations and may seek to compel us to engage in the bargaining process...”

Delta observed that even now, 8 out of 9 labor agreements being negotiated to cover the work groups of US Airways and America West remain unsettled, months after the “completion” of the merger between those two airlines.

Grinstein concluded, “We must not reverse direction. We have made great progress in our plan to deliver value to creditors, quality service to customers and benefit all of our stakeholders. Now that Delta’s Board of Directors and management have rejected the US Airways proposal, we trust Doug Parker will keep his word and cease pursuing his proposal so our respective organizations can return to competing vigorously in the marketplace.”

Additional information about Delta’s detailed analysis of the US Airways proposal can be accessed at Delta.com/restructure. Additional information about customer, community and employee reaction to the proposal, and a state-by-state analysis of the impact of the proposal on service, can be accessed at KeepDeltaMyDelta.org. The Company will host a webcast to discuss regulatory issues raised by the proposal at 2pm Eastern today, which can be accessed at Delta.com/investors

Letter from Mr. Grinstein to Mr. Parker

December 19, 2006

Dear Mr. Parker,

The Board of Directors of Delta Air Lines has unanimously rejected US Airways’ merger proposal. The Board concluded that our creditors, as well as the company’s other stakeholders, are best served by moving forward with our standalone Plan of Reorganization.

Our Board of Directors considered many compelling factors during its thorough review of the US Airways proposal, and determined that our standalone Plan of Reorganization filed today will provide superior value as well as faster recovery and greater certainty of execution. Further, we concluded that your proposal is structurally flawed. It represents an unacceptably high risk of not achieving antitrust clearance because it would harm consumers and communities due to its substantial anticompetitive effects. It has overwhelming labor issues precluding attainment of claimed synergies, and depends on achieving “synergies” that are premised on faulty economic assumptions. In addition, the proposal would saddle the company with a precariously high total debt load, and reverse Delta’s progress, eroding the value of the Delta brand. Finally, US Airways continues to experience significant integration problems and has not successfully completed its prior, smaller merger with America West; it is not equipped to simultaneously integrate a substantially larger company.

The Board of Directors believes that the antitrust issues inherent in your proposal are grave, based on Department of Justice (“DOJ”) standards. Moreover, a DOJ review process would be prolonged, thus unacceptably extending the period Delta would be forced to remain in bankruptcy. In addition, the Delta unit of the Air Line Pilots Association has said - and Delta agrees -- that our pilot contract would prohibit the combined company from implementing the capacity reductions that are the economic foundation of the proposed transaction.

We believe that the proposal would have a demonstrably negative impact on the actual value delivered to our creditors. Your proposal radically overestimates synergies and erroneously states there is an urgent need to complete a transaction while Delta is still in bankruptcy. At the same time, it downplays the impact on employees and the traveling public, all of whom would suffer from less service and resulting higher prices to many destinations.

Our vision for a fundamentally different airline that provides superior value and quality is working, as our significant progress during the year makes clear. These accomplishments - along with the strength of our brand and the resolve of our people - are the strong foundation we’re using to build further success and position Delta for intense domestic and international competition.

As part of its review, the Board concluded that Delta is better served by continuing to focus on its plan to pursue new international market and revenue opportunities from the solid base of our right-sized domestic network, a best-in-class network cost structure, and high levels of customer service. Your proposal, on the other hand, would drain or dilute both the value and quality our company has worked hard to create, including superior service levels.

For all these reasons, Delta’s Board and management have rejected the US Airways proposal.

Sincerely,

Jerry Grinstein

About Delta

Delta Air Lines (Other OTC: DALRQ) offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 303 destinations in 52 countries. With more than 50 new international routes added in the last year, Delta is America’s fastest growing international airline and is a leader across the Atlantic with flights to 31 trans-Atlantic destinations. To Latin America and the Caribbean, Delta offers more than 400 weekly flights to 56 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 459 worldwide destinations in 97 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to prosecute, confirm and consummate the plan of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by the plan of reorganization or upon which consummation of such plan may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of the plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; labor issues; our ability to implement our business plan successfully; the cost of aircraft fuel; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K, filed on March 27, 2006 and its Form 10-Q, filed on November 9, 2006.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

We believe that our currently outstanding common stock will have no value and will be canceled under the plan of reorganization, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.  Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of December 19, 2006, and which Delta has no current intention to update.

None of the statements in this press release is a solicitation of votes for or against any plan of reorganization. Any such solicitation will only be made through a disclosure statement approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

Contacts:

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